Exhibit 99.1

Contact:
Christopher J. Zyda
Senior Vice President &
Chief Financial Officer
Phone: (415) 978-3000
Email: ir@luminentcapital.com

Luminent Mortgage Capital to Recognize Q4 Non-cash Impairment Charge on Spread Portfolio Assets in
Advance of Portfolio Repositioning

SAN FRANCISCO, CA January 3, 2006 — Beginning in the first quarter of 2006, Luminent intends to reposition its Spread Portfolio assets in order to improve profitability and dividend paying capacity. Repositioning will involve the sale of some portion of the existing portfolio. Luminent believes this move will accelerate Luminent’s diversification into high yielding Residential Mortgage Credit investment strategies and will enable Luminent to achieve higher returns on equity than it would otherwise. Luminent expects the repositioning of the portfolio to meaningfully improve earnings and dividend prospects for 2006 and beyond. Luminent anticipates that 2006 earnings and dividends will rebound from a trough that is expected to be reached in the current calendar quarter.

The strategic initiative to reposition the Spread Portfolio was made in response to severe yield curve flattening and ongoing increases in short-term funding costs. The likely continuation of these trends would pressure Luminent’s dividend paying capacity for the foreseeable future, absent any portfolio repositioning.

“Today’s announcement signals our intention to accelerate Luminent’s transformation towards higher yielding, non-interest-rate-sensitive strategies,” said Gail P. Seneca, Luminent’s Chairman and Chief Executive Officer. “As we reposition our portfolio in 2006, we aim to deliver strong and stable returns for our shareholders through carefully underwritten prime mortgage credit with limited interest rate exposure.”

In conjunction with the decision to reposition the portfolio, Luminent will record a non-cash impairment charge related to its Spread Portfolio of mortgage-backed securities in the fourth quarter of 2005. The non-cash charge is expected to be approximately $112 million. The exact amount of the non-cash charge will be determined by the year-end fair market values of the individual securities in the Spread Portfolio. Approximately $100 million of the expected $112 million charge has been previously recognized in Luminent’s GAAP book value per share of $10.17 at September 30, 2005, as part of accumulated other comprehensive loss. The amount of the expected non-cash charge in excess of this $100 million would have been reflected in Luminent’s GAAP book value at December 31, 2005 even if Luminent had not decided to recognize the impairment charge related to its Spread Portfolio.

This asset repositioning marks a change in Luminent’s intent to hold the mortgage-backed securities in its Spread Portfolio that are at unrealized loss positions for a period of time sufficient to allow for recovery in fair value. Consequently, Luminent has determined that the unrealized losses in the Spread Portfolio at December 31, 2005 will be considered other-than-temporary impairments as defined in Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities. As such, Luminent is required by GAAP to recognize unrealized losses on available-for-sale investments in the Spread Portfolio through the consolidated statement of operations.

In addition, Luminent announced that effective December 31, 2005 it has discontinued the use of hedge accounting as defined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. As a result, beginning in the first quarter of 2006 all changes in the value of Luminent’s portfolio of hedges, including interest rate swaps and Eurodollar futures contracts, will be reflected in Luminent’s GAAP consolidated statement of operations rather than primarily through accumulated other comprehensive income and loss on Luminent’s consolidated balance sheet. Luminent expects this change will significantly reduce administrative costs related to hedge accounting. It is also expected to introduce some volatility into Luminent’s GAAP results, as the market value of its hedge positions change.

Luminent will continue to present REIT taxable net income results, in addition to GAAP results, and will continue to provide detailed reconciliation of GAAP net income to REIT taxable net income. Luminent encourages investors to consider REIT taxable net income in addition to GAAP net income when evaluating Luminent’s financial performance. REIT taxable net income ultimately determines the amount of Luminent’s dividend payments to shareholders.

Luminent was formed in April 2003, completed its initial public offering in December 2003 and trades on the New York Stock Exchange under the ticker “LUM.” Luminent is organized and conducts its operations so as to qualify as a real estate investment trust for federal income tax purposes. Luminent’s principal activity is to invest in mortgage-backed securities and loans, thereby providing capital to the single family residential housing market. Luminent’s website can be found at www.luminentcapital.com.

This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent’s control and are based on the information currently available to Luminent’s management. Luminent faces many risks that could cause its actual performance to differ materially from the results expressed or implied by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities or mortgage loans may not be available for purchase on favorable terms, that borrowings to finance the purchase of assets may not be available on favorable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal income tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, that our recently adopted business strategy to purchase mortgage loans for securitization may not be successful, and that Luminent’s strategies may not be effective (including portfolio management and hedging strategies and strategy to protect net interest spreads). Luminent’s filings with the Securities and Exchange Commission contain a more complete description of these and many other risks to which Luminent is subject. Because of those risks, Luminent’s actual results, performance or financial condition may differ materially from the results, performance or financial condition contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. Luminent assumes no responsibility to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.